Exhibit 99.1

NEWS RELEASE

Rambus Chief Financial Officer Satish Rishi to Retire in August

SUNNYVALE, Calif. – May 24, 2016 – Rambus Inc. (NASDAQ:RMBS) today announced that chief financial officer Satish Rishi plans to retire from Rambus in the first week of August, following the filing of the company’s quarterly report for the second quarter of 2016. Rambus has commenced a search for his replacement and Mr. Rishi will assist during the succession process.

“Satish has been a tremendous asset as we worked to reposition Rambus and began augmenting our patent licensing model by providing valued products and services,” said Dr. Ron Black, president and chief executive officer of Rambus. “It has been a pleasure working with Satish – I appreciate his focus on driving operating margins, counsel in M&A transactions, and in re-building our relationships with institutional shareholders.”

“I am proud of the transformation the company has made over the past few years and I believe Rambus is on the right trajectory,” said Satish Rishi. “I look forward to watching the company continue its success.”

Mr. Rishi served as the chief financial officer of Rambus since April 2006. Prior to Rambus, Satish held senior financial management positions at semiconductor and electronic manufacturing companies, serving as the vice president and assistant treasurer at Dell Computer. He also spent 13 years at Intel, holding financial management positions both in the US and overseas.

To learn more about Rambus, visit rambus.com

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About Rambus Inc.

Rambus creates cutting-edge semiconductor and IP products, spanning memory and interfaces to security, smart sensors and lighting. Our chips, customizable IP cores, architecture licenses, tools, services, training and innovations improve the competitive advantage of our customers. We collaborate with the industry, partnering with leading ASIC and SoC designers, foundries, IP developers, EDA companies and validation labs. Our products are integrated into tens of billions of devices and systems, powering and securing diverse applications, including Big Data, Internet of Things (IoT), mobile, consumer and media platforms. At Rambus, we are makers of better. For more information, visit rambus.com.

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Simone Souza

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Hilary Costa

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